EXHIBIT 3.1


        CERTIFICATE CHANGING NUMBER OF SHARES PURSUANT TO NRS SS. 78.209

      1. The name of the corporation is Texoil, Inc. (the "CORPORATION").

      2. The Board of Directors of the Corporation has adopted resolutions effecting a reverse stock split and submits this Certificate pursuant to NRS ss. 78.209 of the Nevada General Corporation Law.

      3. Prior to the Effective Date, the Corporation has the authority to issue 60,000,000 shares of common stock, par value $.01, and 10,000,000 shares of preferred stock, par value $.01.

      4. After the Effective Date, the Corporation shall have the authority to issue 100,000 shares of common stock, par value $6.00, and 16,667 shares of preferred stock, par value $6.00.


      5. The record date for the stockholders of record of the Corporation entitled to participate in the reverse stock split is the close of trading on June 25, 1999 (the "REVERSE SPLIT RECORD DATE"). The effective date and time of this Certificate Changing the Number of Shares Pursuant to NRS ss. 78.209 is the close of trading on June 25, 1999 (the "EFFECTIVE DATE"). Upon the Effective Date and without any further action on the part of the Corporation or its stockholders, each Six Hundred (600) shares of common stock, $.01 par value, issued and outstanding (the "OLD COMMON STOCK"), shall automatically and without any action on the part of the holder thereof be reclassified as and changed into One (1) share of common stock, $6.00 par value (the "NEW COMMON STOCK"). Fractional shares resulting from the reverse stock split shall be treated as in Paragraph 6 below.

      6. Fractional shares resulting from the reverse stock split will be treated as follows:

            (i) Fractional shares will be issued to those owners who own at least One (1) whole share of the New Common Stock. More than 99% of the outstanding shares will receive this treatment;

           (ii) Owners of less than One (1) whole share, but at least a One Tenth (1/10) fractional share of the New Common Stock, shall be issued One (1) whole share of the New Common Stock in lieu of any fractional share. Such adjustment shall be made for those stockholders who are owners of the Old Common Stock as of the date of the filing of this Certificate with the Secretary of State of the State of Nevada at the close of trading (the "ROUND UP RECORD DATE"). Less than .01% of the outstanding shares will receive this treatment;

          (iii) Owners of less than a One Tenth (1/10) fractional share of the New Common Stock shall be entitled to receive a cash payment (the "CASH REDEMPTION") from the Corporation in redemption of their fractional shares pursuant to ss.78.205(2)(a)(2) of the Nevada General Corporation Law at a price equal to $.62 per whole share of the Old Common Stock. Approximately .02% of the outstanding shares will receive this treatment.

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      7. Holders of certificates of Old Common Stock shall be entitled to receive, upon surrender of their Old Certificates to the Secretary of the Corporation or its designated agent by September 30, 1999 (the "CANCELLATION DATE"), for cancellation, a certificate or certificates representing the number of whole shares, or fractions thereof, of the New Common Stock into which and for which the shares of Old Common Stock are converted under the terms hereof or may hereafter be converted, OR the Cash Redemption.

      8. From and after the Effective Date, the Old Certificates will represent only the right to receive the number of whole shares of the Corporation's New Common Stock into which the Old Certificates may be converted pursuant to the terms hereof, and further subject to any conversion which may hereafter be made to the New Common Stock, OR the Cash Redemption. Any holders of the Old Common Stock that have not submitted their Old Certificates by the Cancellation Date will forfeit any rights to the number of shares of New Common Stock or any shares into which they may be hereafter converted, OR the Cash Redemption and the Old Certificates shall be null and void without any further action of the Corporation.

      9. No stockholder approval was required for this change pursuant to NRS ss. 78.207 of the Nevada General Corporation Law or under the Articles of Incorporation of the Corporation, as amended.


      IN WITNESS WHEREOF, the Corporation has caused this Certificate Changing Number of Shares Pursuant to NRS ss. 78.209 to be executed by Frank A. Lodzinski, its President and Jerry M. Crews, its Secretary, this 15th day of June, 1999.


                                  TEXOIL, INC.



                                  /s/ FRANK A. LODZINSKI
                                      Frank A. Lodzinski, President


ATTEST:


/s/ JERRY M. CREWS
    Jerry M. Crews, Secretary

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STATE OF TEXAS)
COUNTY OF HARRIS)

      The foregoing instrument was acknowledged before me, on the15th day of June, 1999, by Frank A. Lodzinski, President, and Jerry M. Crews, Secretary, of Texoil, Inc., a Nevada corporation, on behalf of the corporation.



                                          /s/ SUSAN CAROL CLEVELAND
                                              Notary Public in and for
                                              The State of Texas